Exhibit (e)(6)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”) is being entered into as of April 11, 2007, between Biosite Incorporated (“Biosite”), on the one hand, and Inverness Medical Innovations, Inc. (together with its subsidiaries and affiliates, “Inverness”), on the other hand.

In order to facilitate the consideration and negotiation of a possible strategic transaction involving Biosite and Inverness (referred to collectively as the “Parties” and individually as a “Party”), Inverness has requested access to certain non-public information regarding Biosite and Biosite’s subsidiaries. This Agreement sets forth Inverness’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1.  Definitions.  For purposes of this Agreement:

(a) a Party’s “Representatives” will be deemed to include: (i) each Person that is or becomes a subsidiary or other affiliate of such Party; (ii) each Person that is or becomes an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other affiliates; or (iii) in the case of Inverness and its subsidiaries and affiliates, General Electric Capital Corporation, UBS Loan Finance LLC and UBS Securities LLC (and such Person’s accountants, advisors and attorneys).

(b) the term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

2.  Confidential Information.  For purposes of this Agreement, “Confidential Information” will be deemed to include only the following:

(a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of Biosite, any predecessor entity or any subsidiary or other affiliate of Biosite (whether prepared by Biosite or by any other Person and whether or not in written form) that is or that has been made available to Inverness or any Representative of Inverness by or on behalf of Biosite or any Representative of Biosite;

(b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for Inverness or any Representative of Inverness and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this sentence;

(c) the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(a)” of this sentence has been made available to Inverness or any of its Representatives; and

(d) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Parties, and the proposed terms of any such transaction.

However, “Confidential Information” will not be deemed to include:

(i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by Inverness or by any of Inverness’ Representatives;

(ii) any information that was in Inverness’ possession prior to the time it was first made available to Inverness or any of Inverness’ Representatives by or on behalf of Biosite or any of Biosite’s Representatives, provided that the source of such information was not and is not known to Inverness to be bound by any contractual or other obligation of confidentiality to Biosite or to any other Person with respect to any of such information;

(iii) any information that becomes available to Inverness on a non-confidential basis from a source other than Biosite or any of Biosite’s Representatives, provided that such source is not known to Inverness to be bound by any contractual or other obligation of confidentiality to Biosite or to any other Person with respect to any of such information; or

(iv) any information that is developed by or on behalf of Inverness or any of Inverness’ Representatives without reliance on the information received from Biosite or any of Biosite’s Representatives hereunder, as evidenced by written records.

3.  Limitations on Use and Disclosure of Confidential Information.  Subject to section 5 below, neither Inverness nor any of Inverness’ Representatives will, at any time, directly or indirectly:

(a) make use of any Confidential Information, except for the specific purpose of considering, evaluating and negotiating a possible negotiated transaction between the Parties; or

(b) disclose any Confidential Information to any other Person.

Inverness will be liable and responsible for any breach of this Agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this Agreement. Inverness will (at its own expense) take all actions necessary to restrain its Representatives from making any unauthorized use or disclosure of any Confidential Information.

4.  No Representations by Biosite.  The Representatives of Biosite will have the exclusive authority to decide what Confidential Information (if any) is to be made available to Inverness and its Representatives. Neither Biosite nor any of Biosite’s Representatives will be under any obligation to make any particular Confidential Information available to Inverness or any of Inverness’ Representatives or to supplement or update any Confidential Information previously furnished. Neither Biosite nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and neither Biosite nor any of its Representatives will have any liability to Inverness or to any of Inverness’ Representatives relating to or resulting from the use of any of Biosite’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Parties and is validly executed on behalf of the Parties (a “Definitive Agreement”) will have legal effect.

5.  Permitted Disclosures.

(a) Notwithstanding the limitations set forth in section 3 above:

(i) Inverness may disclose Confidential Information if and to the extent that Biosite consents in writing to Inverness’ disclosure thereof;

(ii) subject to section 5(b) below, Inverness may disclose Confidential Information to any Representative of Inverness, but only to the extent such Representative: (A) needs to know such Confidential Information for the purpose of helping Inverness evaluate or negotiate a possible negotiated transaction between the Parties; and (B) has been informed of the obligations set forth in this Agreement and has agreed to abide and be bound by the provisions hereof; and

(iii) subject to section 5(c) below, Inverness may disclose Confidential Information to the extent required by applicable law or governmental regulation or by subpoena or other valid legal process.

(b) If Biosite delivers to Inverness a written notice stating that certain Confidential Information may be disclosed only to specified Representatives of Inverness, then, notwithstanding anything to the contrary contained in section 5(a)(ii) above, Inverness shall not thereafter disclose or permit the disclosure of any of such Confidential Information to any other Representative of Inverness.

(c) If Inverness or any of Inverness’ Representatives is required by applicable law or governmental regulation or by subpoena or other valid legal process to disclose any Confidential Information to any Person, then Inverness will promptly provide Biosite with written notice of the applicable law, regulation or process so that Biosite may seek a protective order or other appropriate remedy. Inverness and its Representatives will use reasonable efforts to cooperate with Biosite and Biosite’s Representatives in any attempt by Biosite to obtain any such protective order or other remedy. If Biosite elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Inverness disclose Confidential Information, and if Inverness has been advised by its internal counsel or other reputable external legal counsel confirming that the disclosure of such Confidential Information is legally required, then Inverness may disclose such Confidential Information to the extent legally required; provided, however, that Inverness and its Representatives will use their reasonable efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

6.  Return of Confidential Information.  Upon Biosite’s request, Inverness and Inverness’ Representatives will promptly deliver to Biosite any Confidential Information (and all copies thereof) obtained or possessed by Inverness or any of Inverness’ Representatives; provided, however, that, in lieu of delivering to Biosite any written materials of the type described in clause “(b)” of the first sentence of section 2 above, Inverness may destroy such written materials and deliver to Biosite a certificate confirming their destruction. Notwithstanding the delivery to Biosite (or the destruction by Inverness) of Confidential Information pursuant to this section 6, Inverness and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement. Notwithstanding the foregoing, Inverness may cause its outside legal counsel to retain one set of Confidential Information for archival purposes, such set to be accessed or used only in order to measure compliance with the terms of this Agreement or to defend against any claim, action or proceeding relating to this Agreement.

7.  Limitation on Soliciting Employees.  During the 12-month period commencing on the date of this Agreement, Inverness will not permit any of its Representatives or any subsidiary or affiliate thereof who is or becomes aware of the consideration or negotiation of a possible transaction between the Parties to solicit for employment with Inverness or any of its subsidiaries or affiliates any Specified Employee (as defined below) of Biosite; provided, however, that this section 7 will not prevent Inverness or any of its Representatives or any subsidiary or affiliate thereof from: (a) causing to be placed any general advertisement or similar public notice that is not targeted specifically at employees of Biosite or its subsidiaries or affiliates; or (b) engaging any recruiting firm or similar organization to identify or solicit persons for employment on behalf of Inverness, or soliciting the employment of any Specified Employee of Biosite or any of its subsidiaries or affiliates who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target any employees of Biosite or its subsidiaries or affiliates. For purposes of this section 7, a person shall be deemed to be a “Specified Employee” of Biosite if: (i) such person is employed by Biosite or by any subsidiary or affiliate of Biosite on the date of this Agreement or becomes employed by Biosite or by any subsidiary or affiliate of Biosite during the period in which Biosite is continuing to negotiate a possible transaction with Inverness; and (ii) such person’s employment shall not have been involuntarily terminated by Biosite or by a subsidiary or affiliate of Biosite.

8.  No Obligation to Pursue Transaction.  Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Biosite reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving Biosite and to modify any procedures relating to any such process without giving notice to Inverness or any other Person; (b) to reject any proposal made by Inverness or any of Inverness’ Representatives with respect to a transaction involving Biosite; and (c) to terminate discussions and negotiations with Inverness at any time. Inverness recognizes that, except as expressly provided in any binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) Biosite and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) Inverness will not have any rights or claims against Biosite or any of Biosite’s Representatives arising out of or relating to any transaction or proposed transaction involving Biosite.

9.  No Waiver.  No failure or delay by Biosite or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

10.  Remedies.  Inverness shall indemnify and hold harmless Biosite and Biosite’s Representatives against and from, and shall compensate and reimburse Biosite and Biosite’s Representatives for, any damage, loss, claim, liability or expense (including legal fees and the cost of enforcing Biosite’s rights under this Agreement) arising out of or resulting from any unauthorized use or disclosure of any Confidential Information or any other breach of this Agreement by Inverness or any of its Representatives. Inverness acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Inverness or by any of Inverness’ Representatives and that Biosite would suffer irreparable harm as a result of any such breach. Accordingly, Biosite will also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by Inverness or any of Inverness’ Representatives. The indemnification and equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to Biosite. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that Inverness or any of its Representatives has breached this Agreement, Inverness will be liable for, and will pay to Biosite and Biosite’s Representatives, the reasonable legal fees incurred by Biosite and Biosite’s Representatives in connection with such litigation (including any appeal relating thereto).

11.  Successors and Assigns; Applicable Law; Jurisdiction and Venue.  This Agreement will be binding upon and inure to the benefit of Inverness and its Representatives and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of California for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth below the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of California; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of California has been brought in an inconvenient forum.

12.  Miscellaneous.

(a) The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(b) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(c) By making Confidential Information or other information available to Inverness or Inverness’ Representatives, Biosite is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

(d) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(e) This Agreement constitutes the entire agreement between Inverness and Biosite regarding the subject matter hereof and supersedes any prior agreement between Inverness and Biosite regarding the subject matter hereof, including that certain confidentiality letter agreement dated March 9, 2007 between the Parties; provided, however, that nothing in this Agreement shall relieve Inverness or any of its Representatives from any liability for any breach of any provision contained in that certain confidentiality letter agreement dated March 9, 2007 between the Parties.

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In Witness Whereof, the parties have caused this Confidentiality Agreement to be executed as of the date first written above.

Biosite Incorporated	Inverness Medical Innovations, Inc.

By: /s/ Chris Twomey	By: /s/ Michael K. Bresson
Name: Chris Twomey	Name: Michael K. Bresson
Title: SVP, Finance, CFO and Secretary	Title: VP — M&A
Address: 9975 Summers Ridge Road San Diego, CA 92121	Address: 51 Sawyer Road, Suite 200 Waltham, MA 02453